Exhibit 99.1

Mister Car Wash Announces Completion of Take-Private by Leonard Green & Partners

Tucson, Arizona, May 19, 2026 – Mister Car Wash, Inc. (the “Company” or “Mister Car Wash”) (Nasdaq: MCW), the nation’s leading car wash brand, today announced the successful completion of its acquisition by investment funds managed by Leonard Green & Partners, L.P. (“LGP”) in an all-cash transaction which implies a total enterprise value of the Company of $3.1 billion.

“We are excited for the next phase of growth and going private gives us greater flexibility to continue investing behind providing a superior customer experience,” said John Lai, Chairman and CEO of Mister Car Wash. “We couldn’t be more excited about the opportunity to partner with Leonard Green during this next phase. They have been a great partner since 2014 and understand the business and industry deeply.”

As a result of the transaction, members of management rolled over some of their ownership of the Company and LGP acquired all of the other outstanding shares of the Company’s common stock that were not already owned by LGP’s affiliates for $7.00 per share in cash.

Mister Car Wash’s common stock has ceased trading and will be delisted from Nasdaq.

Advisors

BofA Securities Inc. and Centerview Partners LLC acted as financial advisors and Morris, Nichols, Arsht & Tunnell LLP acted as legal counsel to the Special Committee of the Mister Car Wash Board of Directors. Latham & Watkins LLP acted as legal counsel to Mister Car Wash while Jefferies LLC acted as financial advisor and Simpson Thacher & Bartlett LLP acted as legal counsel to LGP.

About Mister Car Wash

Headquartered in Tucson, Arizona, Mister Car Wash operates approximately 550 locations and has the largest car wash subscription program in North America. With a passionate team of professionals, advanced technology, and a commitment to exceptional customer experiences, Mister Car Wash is dedicated to providing a clean, shiny, and dry vehicle every time. The Mister brand is deeply rooted in delivering quality service, fostering friendliness, and demonstrating a genuine commitment to the communities it serves while prioritizing responsible environmental practices and resource management. To learn more, visit www.mistercarwash.com.

About Leonard Green & Partners

LGP is a leading private equity investment firm founded in 1989 and based in Los Angeles with over $85 billion of assets under management. The firm partners with experienced management teams and often with founders to invest in market-leading companies. The firm primarily focuses on services, including consumer, healthcare, and business services, as well as distribution and industrials. For more information, please visit www.leonardgreen.com.

Contacts

Investor Relations

IR@mistercarwash.com

Media

media@mistercarwash.com